Letterhead of Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                            New York, New York 10112



                                                   April 28, 1998


Fortune Brands, Inc.
1700 East Putnam Avenue
Old Greenwich, Connecticut  06870

Dear Sirs:

                  We have acted as counsel for Fortune Brands, Inc. (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of 125,000 additional shares of the Company's Common Stock, par value $3.125 per share (the "Common Stock"), issuable or transferable upon exercise of stock options under the Company's Non-Employee Director Stock Option Plan (the "Plan").

                  As counsel for the Company, we are familiar with the Certificate of Incorporation of the Company, the By-laws of the Company and the Company's corporate proceedings in respect of the authorization for issuance of Common Stock in connection with the Plan.

                  Based upon the foregoing and having regard for legal considerations which we deem relevant, we are of the opinion that when the Registration Statement on Form S-8 with respect to the shares of Common Stock issuable or transferable upon exercise of stock options under the Plan has become effective under the Act, any and all of such shares of Common Stock,


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Fortune Brands, Inc.                 -2-                          April 28, 1998


when issued or transferred in accordance with the provisions of the Plan, will be legally and validly issued, fully paid and nonassessable.

                                                   Very truly yours,



                                                   CHADBOURNE & PARKE LLP